UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

             Current Report Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): October 27, 2003
                                                        ----------------


                      RAINIER PACIFIC FINANCIAL GROUP, INC.
                      -------------------------------------
           (Exact name of registrant as specified in its charter)


Washington                         000-50362                  87-0700148
----------------------------     -------------             --------------
(State or other jurisdiction     (File number)           (I.R.S. Employer
 of incorporation)                                       Identification No.)



     3700 Pacific Highway East, Suite 200, Fife, Washington      98424
     -------------------------------------------------------------------
            (Address of principal executive office)            (Zip code)



       Registrant's telephone number, including are code: (253) 926-4000
                                                          --------------



                                      NA
       -------------------------------------------------------------
       (Former name or former address, if changed since last report)

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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
--------------------------------------------------------------------------

       (c)  Exhibit

              99.1 Press Release of Rainier Pacific Financial Group, Inc. on
                   October 27, 2003.

Item 9. Regulation FD Disclosure
--------------------------------

On October 27, 2003, Rainier Pacific Financial Group, Inc. issued its earnings
release for the third quarter ended September 30, 2003.   A copy of the
earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

The information being furnished under this "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition."

                                     SIGNATURES
                                     ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   RAINER PACIFIC FINANCIAL GROUP, INC.



DATE: October 28, 2003             By: /s/ John A. Hall
                                      -------------------------------------
                                      John A. Hall
                                      President and Chief Executive Officer

                                   Exhibit 99.1

  Press Release of Rainier Pacific Financial Group, Inc. on October 27, 2003

                                               For more information, contact:
                                               John Hall:  (253) 926-4007
                                               jhall@rainierpac.com
**For Immediate Release**                                  or
                                               Vic Toy:  (253) 926-4038
                                               vtoy@rainierpac.com

    Rainier Pacific Financial Group, Inc. Reports Third Quarter Results

Tacoma, Washington   October 27, 2003   Rainier Pacific Financial Group, Inc.
(NASDAQ: RPFG) today reported that its financial institution subsidiary, Rainier Pacific Savings Bank (the "Bank"), had net income of $415,000 for the quarter ended September 30, 2003, compared to $1.7 million in net income for the same quarter one year ago. Per share earnings for the third quarter are not being reported as Rainier Pacific did not complete the initial stock offering associated with its mutual-to-stock conversion of the Bank until October 20, 2003. Rainier Pacific's common stock began trading on October 21, 2003 on the NASDAQ National Market system. Lower earnings during the third quarter of fiscal 2003 compared to the third quarter of fiscal 2002 were primarily attributable to high operating expenses related to the Bank's technology initiative scheduled for implementation in December 2003, higher provisions for loan losses, and increased staffing that led to higher overall compensation and benefit expenses.

At September 30, 2003, Rainier Pacific's total assets were $867.1 million, compared to $499.5 million on December 31, 2002. Assets were significantly higher at quarter end as a result of increased customer deposit activity associated with the Bank's conversion and Rainier Pacific's initial public offering of common stock. Net income for the first nine months of fiscal 2003 was $1.6 million, compared to $3.7 million for the first nine months of fiscal 2002. Total equity at September 30, 2003 was $43.1 million, compared to $42.2 million on December 31, 2002.

Net interest income before provisions for loan losses was $7.1 million for the quarter ended September 30, 2003, an increase of 22.4% from the $5.8 million generated for the same quarter one year ago. Net interest margin was 4.21% in the third quarter, a decrease of 0.68% from 4.89% for the same quarter last year and 4.69% for the quarter ended June 30, 2003. The decline in net interest margin was primarily attributable to the dilutive effect of a higher volume of deposits generated during the third quarter related to the Bank's conversion and Rainier Pacific's common stock offering. These deposits were invested in overnight and short-term investments with relatively low yields. The impact of lower interest rates on newly originated loans as compared to the existing portfolio rates has also contributed to the decrease in the Bank's net interest margin. The yield on the Bank's loan portfolio was 7.22% for the quarter ended September 30, 2003, compared to 8.19% for the same quarter last year.

Refinance activity from single-family mortgages, and strong multi-family and non-residential real estate loan originations, generated a record level of loan production in the third quarter. Third quarter loan originations increased 74.2% to $76.3 million, compared to $43.8 million during the same quarter in fiscal 2002. Loan originations for the nine months ended September 30, 2003 were $195.8 million, an increase of 38.2%, compared to $141.7 million originated for the nine months ended September 30, 2002. As a result of the significant increase in loan originations, the Bank's loan portfolio increased 28.1% to $443.5 million at September 30, 2003, compared to $346.1 million one year ago. At quarter end, 30.4% of the Bank's loan portfolio was comprised of single-family first mortgage loans (including one-to-four family

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construction loans), 23.0% of consumer loans, 20.2% of multi-family real estate loans, 18.7% of non-residential real estate loans, 7.4% by home equity loans, and 0.3% by commercial loans.

Non-interest income was $1.8 million for the three months ended September 30, 2003, compared to $2.8 million for the same period a year earlier. The sale of loans and investments generated gains of $304,000 in the third quarter of fiscal 2003, compared to $1.2 million in the same period in fiscal 2002. The Bank sold $6.7 million in single-family, fixed-rate real estate loans during the third quarter of fiscal 2003, compared to $29.0 million of loan sales for the same quarter one year ago. For the nine months ended September 30, 2003, $31.5 million of single-family, fixed-rate real estate loans were sold, compared to $57.1 million during the first nine months of fiscal 2002. The portfolio of single-family mortgage loans serviced for others decreased to $75.9 million at September 30, 2003 from $94.4 million at September 30, 2002, as lower interest rates continued to encourage many borrowers to refinance their higher rate mortgage loans.

As of September 30, 2003, total customer deposits increased 122.8% to $645.0 million from $289.5 million at December 31, 2002. This increase primarily occurred during the six months ended September 30, 2003 in connection with the Bank's mutual-to-stock conversion and Rainier Pacific's common stock offering. Accordingly, the increase is essentially temporary, and customer deposits are expected to decline by year end as the deposit balances in excess of that required to complete Rainier Pacific's common stock offering are returned to depositors whose orders were not entirely filled.

Although the Bank has not experienced any significant deterioration in credit quality during the past quarter, higher loan loss provisions continue to be made by the Bank in recognition of the Bank's loan growth, the increasing percentage of multi-family and non-residential real estate loans in the portfolio, as well as continued weakness in the local economy. The provision for loan losses was $1.2 million for the third quarter of fiscal 2003, compared to $825,000 for the same period one year ago, and was also higher than the $1.1 million for the quarter ended June 30, 2003. The provision was $3.3 million for the first nine months of fiscal 2003, compared to $2.3 million for the same period in fiscal 2002. As a result of the increased provision for loan losses, the allowance for loan losses increased 23.9% to $7.5 million at September 30, 2003, compared to $6.1 million at December 31, 2002. The ratio of the allowance for loan losses to total loans was 1.70% at September 30, 2003, compared to 1.66% at December 31, 2002, and 1.60% at September 30, 2002.

Net loan charge-offs of $519,000 for the third quarter of fiscal 2003 decreased from net loan charge-offs of $644,000 for the quarter ended June 30, 2003, and were relatively unchanged from the $496,000 incurred during the third quarter of fiscal 2002. Net loan charge-offs for the nine months ended September 30, 2003 increased 20.0% to $1.8 million compared to $1.5 million for the same period in 2002. Loans more than 30-days delinquent, as a percentage of total loans, declined to 0.49% as of September 30, 2003, from 0.65% at December 31, 2002, and 0.66% at September 30, 2002. Non-performing assets at September 30, 2003 also decreased to $926,000 or 0.11% of assets, compared to $976,000 or 0.20% of assets at December 31, 2002, and $1.2 million or 0.24% of assets at September 30, 2002.

Total non-interest expense increased 36.5% to $7.1 million for the third quarter of fiscal 2003, compared to $5.2 million during the same period last year. For the nine months ended September 30, 2003, non-interest expense increased 30.6% to $19.2 million, compared to $14.7 million for the same period in 2002. Higher operating expenses during both the three and nine month periods ended September 30, 2003 were primarily attributable to increased costs associated with the implementation of the Bank's technology initiative, higher loan loss provisions, and increased compensation and benefits expenses. The Bank's efficiency ratio for the three months ended September 30, 2003 was 79.5%, compared to 60.7% for the same quarter one year ago. Year-to-date, the efficiency ratio was 77.4% compared to 64.8% for the nine months ended September 30, 2002. The Bank's technology initiative involves the development and installation of enterprise-wide software and hardware, including the replacement of the Bank's core processing systems and the introduction of customer relationship management software in December 2003.

"We are pleased with our progress and accomplishments during the first nine months of the year as we continue to make the necessary investments to develop our operating capabilities and the associated infrastructure that will support our banking, investment, and insurance offerings, and will enable us to compete more effectively as a public company. With the completion of our stock offering on October 20th and the implementation of our new technology systems in December of this year, operating expenses in the fourth quarter are expected to remain near their current levels. The recent resumption of rising interest rates is also expected to slow home refinance activity and loan origination volumes in the fourth quarter. In addition, Rainier Pacific will be contributing approximately $6.4 million to fund the Rainier Pacific Foundation to the benefit of our local community. The contribution to the Foundation will result in an operating loss for the fourth quarter and the year" said John Hall, President and CEO. "As we begin to turn our attention to 2004, we look forward to serving our customers as a public company, and to enhancing our focus and resources on growing our business."

Rainier Pacific Financial Group is the holding company for Rainier Pacific Savings Bank, a Tacoma-based, state-chartered savings bank operating 11 branches located in Tacoma/Pierce County and Federal Way, Washington.

For additional information, visit Rainier Pacific's website at www.rainierpac.com.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which Rainier Pacific operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding Rainier Pacific's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Rainier Pacific's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of range of factors including, but not limited to, interest rate fluctuations, economic conditions in Rainier Pacific's primary market area, demand for residential, commercial real estate, consumer, and other types of loans, success of new products, competitive conditions between banks and non-bank financial service providers, regulatory and accounting changes, technological factors affecting operations, pricing of products and services, and other risks. Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Rainier Pacific undertakes no responsibility to update or revise any forward-looking statements.

                            #          #          #

                       Rainier Pacific Bank & Subsidiary
                      Consolidated Statement of Condition
                             (Dollars in Thousands)
                                   (Unaudited)

                           At September 30,  At December 31,  At September 30,
                           ----------------  ---------------  ----------------
                                2003              2002             2002
        ASSETS               ---------          ---------        ---------
ASSETS:
  Cash and cash equivalents   $   9,440         $   8,564        $   8,784
  Interest-bearing deposits
   with banks                   163,469                49              270
  Securities available-
   for-sale                      76,087            52,502           61,393
  Securities held-to-maturity
   (fair value of $145,566 at
   September 30, 2003: $52,219
   at December 31, 2002; and
   $56,391 at September 30,
   2002)                       145,835             49,495           54,853
  Federal Home Loan Bank
   stock                        11,087              8,006            7,872

  Loans                        443,548            366,420          346,142
  Less allowance for loan
   losses                       (7,538)            (6,084)          (5,536)
                             ---------          ---------        ---------

     Loans, net                436,010            360,336          340,606

  Premises and equipment, net   13,889             13,221           11,855
  Accrued interest receivable    3,480              2,647            2,655
  Other assets                   7,788              4,637            4,712
                             ---------          ---------        ---------

     TOTAL ASSETS            $ 867,085          $ 499,457        $ 493,000
                             =========          =========        =========


     LIABILITIES AND EQUITY
LIABILITIES
  Deposits
    Non-interest bearing     $  31,628          $  24,700        $  24,749
    Interest bearing           613,389            264,760          260,320
                             ---------          ---------        ---------

     TOTAL DEPOSITS            645,017            289,460          285,069

  Borrowed funds               165,550            156,793          153,714
  Corporate drafts payable       4,352              2,837            3,798
  Deferred gain on sale and
   leaseback transaction         1,069              1,219            1,269
  Accrued compensation and
   benefits                      2,927              3,133            2,468
  Other liabilities              5,098              3,803            4,766
                             ---------          ---------        ---------

     TOTAL LIABILITIES         824,013            457,245          451,084
                             ---------          ---------        ---------

EQUITY
  Accumulated other
   comprehensive income,
   net of tax                       57                828            1,101
  Retained earnings             43,015             41,384           40,815
                             ---------          ---------        ---------

     TOTAL EQUITY               43,072             42,212           41,916
                             ---------          ---------        ---------

     TOTAL LIABILITIES
      AND EQUITY             $ 867,085          $ 499,457        $ 493,000
                             =========          =========        =========

                         Rainier Pacific Bank & Subsidiary
                           Consolidated Income Statement
                              (Dollars in Thousands)
                                    (Unaudited)

                                 Three Months Ended       Nine Months Ended
                                    September 30,           September 30,
                                 -------------------    -------------------
                                   2003        2002       2003       2002
                                 -------     -------    --------   --------
INTEREST INCOME
  Loans                          $ 7,609     $ 7,134    $ 22,300   $ 20,876
  Securities available-for-sale      926         741       2,514      2,448
  Securities held-to-maturity      1,199         688       2,427      2,150
  Interest bearing deposits           66           1          77         11
  FHLB stock dividends               134         117         379        311
                                 -------     -------    --------   --------

    Total interest income          9,934       8,681      27,697     25,796
                                 -------     -------    --------   --------

INTEREST EXPENSE
  Deposits                           991       1,234       3,225      4,756
  Borrowed funds                   1,804       1,668       5,186      4,483
                                 -------     -------    --------   --------

    Total interest expense         2,795       2,902       8,411      9,239
                                 -------     -------    --------   --------

    Net interest income            7,139       5,779      19,286     16,557

PROVISION FOR LOAN LOSSES          1,200         825       3,300      2,325
                                 -------     -------    --------   --------

    Net interest income after
     provision for loan losses     5,939       4,954      15,986     14,232
                                 -------     -------    --------   --------

NON-INTEREST INCOME
  Deposit service fees               854         937       2,605      2,670
  Loan service fees                  270         253         759        731
  Insurance service fees             144         156         459        472
  Investment service fees            124         131         437        498
  Gain on sale of securities, net    131           5         130        151
  Gain on sale of loans, net         173       1,226       1,055      1,383
  Gain on sale of premise and
   equipment, net                     50          50         142        143
  Other operating income              12          38          45         52
                                 -------     -------    --------   --------

    Total non-interest income      1,758       2,796       5,632      6,100
                                 -------     -------    --------   --------

NON-INTEREST EXPENSE
  Compensation and benefits        3,517       2,828       9,834      8,099
  Office operations                  851         734       2,460      2,105
  Occupancy, net                     326         279         890        822
  Loan servicing                      69          44         191        159
  Outside and professional
   services                        1,600         651       3,541      1,604
  Marketing                          258         281         844        707
  Other operating expenses           456         384       1,414      1,174
                                 -------     -------    --------   --------

    Total non-interest expense     7,077       5,201      19,174     14,670
                                 -------     -------    --------   --------

INCOME BEFORE INCOME TAX             620       2,549       2,444      5,662

INCOME TAX EXPENSE                   205         874         814      1,937
                                 -------     -------    --------   --------

NET INCOME                       $   415     $ 1,675    $  1,630   $  3,725
                                 =======     =======    ========   ========

EARNINGS PER SHARE
  Basic                              n/a         n/a         n/a        n/a
  Diluted                            n/a         n/a         n/a        n/a

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                         Rainier Pacific Bank & Subsidiary
                          Selected Information and Ratios
                              (Dollars in Thousands)
                                   (Unaudited)

                                 Three Months Ended       Nine Months Ended
                                    September 30,           September 30,
                                 -------------------    -------------------
                                   2003        2002       2003       2002
                                 -------     -------    --------   --------

Loan Growth                         8.19%      -1.59%      21.05%      8.19%
Deposit Growth                     30.73%      -4.99%     122.83%     -8.59%
Growth in Equity                   -0.97%       5.67%       2.04%     11.99%
Asset Growth                       21.55%      -0.53%      73.61%      6.10%

Net interest margin                 4.21%       4.89%       4.55%      4.84%
Growth in non-interest income     -37.12%      23.78%      -7.67%     16.99%
Growth in non-interest expense 36.07% 25.83% 30.69% 17.05% Net loan charge-offs to average
 outstanding loans                  0.49%       0.57%       0.62%      0.60%
Efficiency ratio                   79.54%      60.65%      77.43%     64.75%
Return on assets (ROA)              0.22%       1.02%       0.35%      1.03%
Return on equity (ROE)              3.91%      16.31%       5.09%     12.70%

Loans originated                $ 76,313    $ 43,776   $ 195,829  $ 141,712
Loans sold                      $  6,696    $ 28,969   $  31,458  $  57,142
Net loan charge-offs            $    519    $    496   $   1,847  $   1,544

Net interest margin -
 quarter ending 6/30/2003           4.69%
Net interest margin -
 quarter ending 12/31/2002          4.83%

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                         Rainier Pacific Bank & Subsidiary
                          Selected Information and Ratios
                              (Dollars in Thousands)
                                   (Unaudited)


                                     As of September 30,    As of December 31,
                                   ----------------------   ------------------
                                       2003        2002            2002
                                   ---------    ---------       ---------

Loans/Deposits                         68.77%      121.42%         126.59%
Allowance/Loans                         1.70%        1.60%           1.66%
Equity/Assets                           4.97%        8.50%           8.45%

Non-performing assets:
  Loans 90 days or more past due   $     431    $     856       $     437
  Repossessed assets and other
   real estate owned                     495          314             539
                                   ---------    ---------       ---------
     Total non-performing assets   $     926    $   1,170       $     976
                                   =========    =========       =========

Loans more than 30 days delinquent $   2,188    $   2,274       $   2,389
Loans more than 30 days delinquent
 as pct of loans                        0.49%        0.66%           0.65%
Non-performing loans as % of loans      0.10%        0.25%           0.12%
Non-performing assets as % of assets    0.11%        0.24%           0.20%

Loan portfolio composition:
  Real estate:
    One-to-four family residential $ 126,576    $  79,321       $  87,799
    Home equity                       32,894       35,244          33,078
    Five or more family residential   89,754       65,351          75,109
    Non-residential                   82,715       55,127          60,126
                                   ---------    ---------       ---------
     Total real estate               331,939      235,043         256,112

  Real estate construction:
    One-to-four family residential     8,425        1,905             792
    Five or more family residential        -            -               -
    Non-residential                        -            -               -
                                   ---------    ---------       ---------
     Total real estate construction    8,425        1,905             792

  Consumer:
    Automobile                        61,389       60,854          61,589
    Credit cards                      23,169       24,632          25,446
    Other                             17,542       22,634          21,328
                                   ---------    ---------       ---------
     Total consumer                  102,100      108,120         108,363

  Commercial/Business                  1,274        1,214           1,188
                                   ---------    ---------       ---------
    Subtotal                         443,738      346,282         366,455
    Less: Deferred loan
     (fees)/costs, net                  (190)        (140)            (35)
    Less: Allowance for loan
     losses                           (7,538)      (5,536)         (6,084)
                                   ---------    ---------       ---------
     Total loans                   $ 436,010    $ 340,606       $ 360,336
                                   =========    =========       =========

Sold loans, serviced for others    $  75,873    $  94,378       $  96,333

Core deposits                      $ 488,680    $ 154,265       $ 146,913
Non-core deposits (CDs
 excluding IRAs)                     156,337      130,804         142,547
                                   ---------    ---------       ---------
  Total deposits                   $ 645,017    $ 285,069       $ 289,460
                                   =========    =========       =========

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